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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM T-1

STATEMENT OF ELIGIBILITY UNDER
THE TRUST INDENTURE ACT OF 1939 OF A
CORPORATION DESIGNATED TO ACT AS TRUSTEE

Check if an Application to Determine Eligibility of
a Trustee Pursuant to Section 305(b)(2)___

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U.S. BANK  NATIONAL ASSOCIATION
(Exact name of Trustee as specified in its charter)

31-0841368
I.R.S. Employer Identification No.

601 Second Avenue South Minneapolis, MN (Address of principal executive offices)	55402 (Zip Code)

Patricia M. Child
U.S. Bank National Association
400 N. Michigan Avenue, 2nd Floor
Chicago, Illinois 60611
Telephone (312) 836-6731
(Name, address and telephone number of agent for service)

HONDA AUTO RECEIVABLES 2002-3 OWNER TRUST
(Issuer with respect to the Securities)

AMERICAN HONDA RECEIVABLES CORP.
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	33-0526079 (I.R.S. Employer Identification No.)

700 Van Ness Avenue Torrance, California (Address of Principal Executive Offices)	90501 (Zip Code)

Asset Backed Securities
(Title of the Indenture Securities)

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FORM T-1

Item 1.

GENERAL INFORMATION.  Furnish the following information as to the Trustee.

a)

Name and address of each examining or supervising authority to which it is subject.

Comptroller of the Currency

Washington, D.C.

b)

Whether it is authorized to exercise corporate trust powers.

Yes

Item 2.

AFFILIATIONS WITH OBLIGOR.  If the obligor is an affiliate of the Trustee, describe each such affiliation.

None

Items 3-15

The Trustee is a Trustee under other Indentures under which securities issued by the obligor are outstanding.  There is not and there has not been a default with respect to the securities outstanding under other such Indentures.

Item 16.

LIST OF EXHIBITS:  List below all exhibits filed as a part of this statement of eligibility and qualification.

1.

A copy of the Articles of Association of the Trustee now in effect, incorporated herein by reference to Exhibit 1 of Form T-1, Registration No. 333-67188.*

2.

A copy of the certificate of authority of the Trustee to commence business, incorporated herein by reference to Exhibit 2 of Form T-1, Registration No. 333-67188.*

3.

A copy of the certificate of authority of the Trustee to exercise corporate trust powers, incorporated herein by reference to Exhibit 3 to Form T-1, Registration No. 333-67188.*

4.

A copy of the existing bylaws of the Trustee, as now in effect, incorporated herein by reference to Exhibit 4 to Form T-1, Registration No. 333-67188.*

5.

Not applicable.

6.

The consent of the Trustee required by Section 321(b) of the Trust Indenture Act of 1939, incorporated herein by reference to Exhibit 6 to Form T-1, Registration No. 333-67188.*

7.

Report of Condition of the Trustee as of March 31, 2002, published pursuant to law or the requirements of its supervising or examining authority, attached as Exhibit 7.

8.

Not applicable.

9.

Not applicable.

*Exhibits thus designated are incorporated herein by reference to Exhibits bearing identical numbers in Items 16 of the Form T-1 filed by the Trustee with the Securities and Exchange Commission with the specific references noted.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the Trustee, U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility and qualification to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Chicago, State of Illinois on the 1st day of July, 2002.

U.S. BANK NATIONAL ASSOCIATION

By:  /s/ Nancie J. Arvin

       Nancie J. Arvin
       Vice President